Exhibit 10.1

May 4, 2026

Mr. Aidan Ryan
Via email: aryan@energyrecovery.com

Re: Interim Appointment as Chief Financial Officer

Dear Aidan:

We are pleased to confirm the details of your appointment as Interim Chief Financial Officer. While serving in this role, you will report to David Moon, President & CEO, and continue to be remote based with regular travel to headquarters in San Leandro, California, and subject to the following terms and conditions.

Start Date and Salary. Your appointment to this role will be May 4, 2026. Your base annualized salary will remain at $327,600.15 and your bonus target will remain at 35%. While serving in this role, you will receive an additional monthly stipend of $12,000, less deductions authorized or required by law. The stipend will be paid only during the period you are actively serving as Interim Chief Financial Officer and will cease immediately upon the conclusion of the interim assignment for any reason.

Additional Equity Grant. As part of this interim assignment, you will receive an additional equity award worth approximately $215,000 in Restricted Stock Units (“RSUs”) under the Company's 2020 Incentive Plan. The RSUs will vest over ten months: sixty percent (60%) will become vested and distributed to you on the six-month anniversary of your vesting commencement date, as long as you remain employed and in continuous service in any role with the company up to that date. The remaining portion of the grant will vest in equal monthly amounts over the following four months, provided you are still employed and in continuous service in any role with the company. The vesting commencement date, which is typically the date your appointment is announced publicly by the company, will be specified in your RSU award agreement.

Change of Control. For the avoidance of doubt, you remain a Participant in the Company’s Change in Control Plan (“CCP”), as amended.

Termination for Convenience. For the avoidance of doubt, you remain a Participant in the Company’s Severance Plan, as amended.

Employment Status. Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, compensation, benefits, as well as the Company’s personnel policies and procedures may change in the future, the “at will” nature of your employment may not be changed.

Exhibit 10.1

Please accept this interim appointment as of the start date set forth above by signing your name and setting forth the agreed start date below. Then return this letter to me by May 6, 2026. If your acceptance is not received by this date, we shall assume that you have declined the offer and it shall be null and void. Please call me if you have any questions regarding the information outlined herein.

Sincerely,

/s/ David Moon
David Moon
President and Chief Executive Officer

I hereby accept the foregoing terms of the interim assignment and acknowledge that no representations, offer, or commitments, other than those contained herein, have been issued, given, or made to me whatsoever. I understand that this agreement does not constitute a guarantee of employment for a fixed period.

/s/ Aidan Ryan May 4, 2026
Aidan Ryan Date